Exhibit 99.1
For Immediate Release

NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E  : 713-529-6600
lelliott@drg-e.com  / apearson@drg-e.com

Gastar Exploration Ltd. Announces Nomination of Floyd R. Price to Board of Directors

HOUSTON, April 15, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) is pleased to announce that Mr. Floyd R. Price has been recommended by the Nomination Committee of Gastar’s Board of Directors to stand for election to the Board at the Annual General and Special Meeting of Shareholders to be held on June 3, 2010.

Mr. Price recently retired from Apache Corporation where he most recently served as Executive Vice President and Exploration Officer of Apache Corporation.  He also held previous positions in Apache as Executive Vice President – Eurasia, Latin America and New Ventures, Executive Vice President – Canada, President of Apache Canada, Ltd. and as President of Apache’s international exploration and production subsidiaries.  Mr. Price is a member of the American Association of Petroleum Geologists and serves on the Board of Trustees for the American Geological Institute Foundation.  Mr. Price holds a Bachelors of Arts degree in Geology from Rutgers College and a Masters of Science degree in Geology from the University of Michigan.
J. Russell Porter, Gastar’s President and CEO, stated, “We are honored that Floyd Price has agreed to stand for election to Gastar’s Board of Directors.  His reputation, experience, industry knowledge and exploration background will strengthen and complement Gastar’s existing Board of Directors.  Obviously, a person of Mr. Price’s stature within the industry has many choices, and we are very pleased that he has agreed to dedicate time and effort to Gastar’s ongoing activities.”
Mr. Price also commented, “I am pleased to stand for election to Gastar’s Board of Directors.  I have followed Gastar with interest for several years and believe that their asset base, balance sheet, strong technical focus and talented personnel are the necessary components for success in the E&P business.  I am looking forward to working with the existing Board members as we guide Gastar’s efforts and create shareholder value.”

About Gastar Exploration
Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

The NYSE Amex has not reviewed and does not accept responsibility for the adequacy of this release.

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